EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 31st day of October, 2019 (the “Effective Date”) by and between, Dirk D. Laukien and Frank Laukien, Trustees of 44 Manning Road Realty Trust, u/d/t dated October 4, 1994 and recorded with the Middlesex North District Registry of Deeds in Book 7291, Page 333 (hereinafter “44 Manning Trust”), and Dirk D. Laukien and Frank Laukien, Trustees of Umbrina Associates, u/d/t dated December 17, 1987 and recorded with the Middlesex North District Registry of Deeds in Book 4354, Page 104 (hereinafter “Umbrina” and collectively with 44 Manning Trust, the “Sellers”), each having a mailing address of C/O Black Forest Ventures LLC, 24 Waterway Avenue, Suite 225, The Woodlands TX 77380 and Bruker Corporation, a Delaware corporation having a mailing address of 40 Manning Road, Billerica, MA 01821 (hereinafter “Buyer”).

WITNESSETH THAT:

WHEREAS, 44 Manning Trust is the owner of the land with the building thereon commonly known and numbered as 44 Manning Road, Billerica, Massachusetts, as more particularly described as Parcel A on Exhibit A attached hereto and made a part hereof (the “Manning Road Property”);

WHEREAS, Umbrina is the owner of the land with the building thereon commonly known and numbered as 15 Fortune Drive, Billerica, Massachusetts, as more particularly described as Parcel B on Exhibit A attached hereto and made a part hereof (the “Fortune Drive Property” and collectively with the Manning Road Property, the “Properties”, and each individually a “Property”); and

WHEREAS, the sale of the Properties includes (a) all improvements and fixtures located thereon (“Improvements”), (b) all right, title and interest of the Sellers, if any, in and to all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or appertaining thereto, (c) all right, title and interest of the Sellers, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Properties, but excluding the equipment, trade fixtures, racking, furnishings, furniture and other personal property, if any (the “Personal Property”) owned by Seller or any tenant at the Properties used in connection with Sellers’ or such tenant’s permitted operations thereon;

WHEREAS, Buyer desires to purchase and the Sellers desire to sell the Properties in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, based upon the foregoing and in consideration of the covenants, agreements, warranties and representations hereinafter set forth, and intending to be legally bound hereby, the parties each hereto agree as follows:

1.         PURCHASE PRICE.  The agreed purchase price for the Properties is Twelve Million Three Hundred Thousand and 00/100 ($12,300,000.00) Dollars (the “Purchase Price”), of which Six Million Seven Hundred Thousand and 00/100 ($6,700.000.00) Dollars shall be allocated to the purchase of the Manning Road Property and Five Million Six Hundred Thousand and 00/100 ($5,600,000.00) shall be allocated to the purchase of the Fortune Drive Property.  Buyer shall pay the Purchase Price, based upon the foregoing allocation, less the Deposit allocated to each Property (as hereinafter defined) to each Seller on the Date of Closing (as hereinafter defined) by bank cashier's check payable directly to Sellers without intervening endorsement, drawn on a Greater Boston Clearing House Bank, or by wiring immediately available Federal funds to such bank account as may be designated by each Seller.

2.         ESCROW.

2.1      DEPOSIT; ESCROW AGENT.  Contemporaneously with the execution of this Agreement Buyer has delivered or caused to be delivered an earnest Money deposit in the sum of Three Hundred Seven Thousand Five Hundred and 00/100 ($307,500.00) Dollars (the “Deposit”) to McLane Middleton Professional Association, (the “Escrow Agent”), of which One Hundred Sixty Seven Thousand Five Hundred Eighty Seven and 50/100 ($167,587.50) Dollars of the Deposit shall be allocated to the purchase of the Manning Road Property and One Hundred Thirty Nine Thousand Nine Hundred Twelve and 50/100 ($139,912.50) Dollars shall be allocated to the purchase of the Fortune Drive Property.  Buyer hereby acknowledges that Escrow Agent also serves as legal counsel to Buyer, that such representation could create a conflict of interest, and that nonetheless such arrangement is satisfactory to Sellers  as a means of facilitating this transaction.  The Deposit shall be deposited into a Money Market interest-bearing escrow account at a Massachusetts bank insured by the FDIC and the DIF fund.  Interest earned on the Deposit shall be credited against the Purchase Price at Closing except in the event of a default, in which event interest shall follow the Deposit.  At the time of delivery of the deed, Escrow Agent shall release the allocated portion of the Deposit to each Seller, which shall be credited against the balance of the allocated Purchase Price owed by Buyer to each Seller.

2.2      ESCROW PROVISIONS.  Escrow Agent agrees to hold, keep and deliver the Deposit in accordance with the terms and provisions of this Agreement.  Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement Escrow Agent is acting in the capacity of a depository only and shall not be liable or responsible to anyone for any damages, loses or expenses or for any action or nonaction taken in good faith in connection with the performance of its duties hereunder unless the same shall have been caused by the gross negligence or willful malfeasance of Escrow Agent.  In the event of any disagreement between Buyer and Sellers resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement to Buyer or Sellers, and in so doing

Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement between Sellers and Buyer, and Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto.  Further, Escrow Agent shall have the right at all times to pay all sums held by it into any court of competent jurisdiction in the county where the Properties lie, after a dispute between or among the parties hereto has arisen, whereupon Escrow Agent's obligations hereunder shall terminate.  In no event shall the Escrow Agent be under any duty whatsoever to institute or defend any such proceeding.

All expenses reasonably incurred by Escrow Agent as a result of a dispute or controversy under this Agreement between Buyer and Sellers shall be paid by the losing party to such dispute.  Otherwise, any fee due Escrow Agent shall be shared equally by the parties.

Escrow Agent shall not be obligated to take any action hereunder which might in its reasonable judgment subject it to any expense or liability unless it shall have been furnished with reasonable indemnity by Buyer and/or Sellers.

Escrow Agent shall incur no liability for acting in accordance with the terms of this Agreement.  Escrow Agent may rely and shall be protected in acting upon any resolution, certificate, opinion, notice, request, consent, or other paper or document believed by it to be genuine and to have been signed by the proper person or persons.

3.         CLOSING DELIVERIES.

3.1      On the Date of Closing, conditioned upon performance by Buyer hereunder (including authorization pursuant to Section 35.2(a) herein), Sellers shall each execute and deliver to Buyer, or to a nominee designated by Buyer by written notice to Sellers at least seven (7) days before the Date of Closing (so long as such nominee is an entity owned and controlled by Buyer):

(a)        Good and sufficient quitclaim deeds, conveying good and clear record title to the Properties, free from encumbrances and Sellers’ Liens, as hereinafter defined, excepting, however: (i) provisions of existing building and zoning laws, ordinances, and Local, State and Federal laws, ordinances, rules and regulations; (ii) real estate taxes not yet due and payable on the Date of Closing; (iii) such matters of record, as of the date of the expiration of the Due Diligence Period; and (iv) such matters of record first arising after the expiration of the Due Diligence period, including without limitation, easements, restrictions and reservations, if any, so long as the same do not prohibit or materially interfere with the current use or diminish the value of the Properties, provided Sellers shall not voluntarily grant, convey or acquiesce to any such matters of record without the written consent of the Buyer.  Notwithstanding the foregoing, and without limiting any other provisions of this Agreement, said Properties shall not be considered to be in compliance with the provisions of this Agreement with respect to title unless: (i) the Properties are not located within a HUD Flood Hazard Zone requiring the Buyer's purchase of Flood Insurance, or within any locally designated wetlands area; (ii) the Properties are equipped with all necessary utilities, including without implied limitation, electricity, gas, telephone, cable television, municipal water and public sewer; (iii) all existing utilities servicing the Properties are provided directly from a public street or private way, or via validly recorded easement with perpetual right of use; (iv) no building, structure, improvement, including, but not limited to, any driveway(s), garage(s), fence(s), shed(s), way(s) or property of any kind encroaches upon, over or under the Properties from other properties; (v) all Properties buildings, structures and improvements, including, but not limited to, any driveway(s), garage(s), shed(s) and all other improvements intended to be included in the sale and all means of access to and egress from the Properties shall be wholly within the lot lines of the Properties and shall not encroach upon, over or under any property not within such lot lines or property of any other person or entity; (vi) Certificates of Compliance for any outstanding Orders of Conditions (excluding any “perpetual conditions”) have been recorded or delivered for recording prior to the Closing.  It is agreed that in the event of a title matter for which a title insurance company is willing to issue a so-called “clean” policy or provide “affirmative coverage” over a known defect or problem, Buyer may elect to accept same but shall not be required to do so, and shall have the right, at the option of their counsel, to deem title to the Properties unacceptable or unmarketable and to terminate this Agreement. Notwithstanding the foregoing, Sellers shall be responsible for satisfying any betterments assessed against the Properties and/or mortgages or other voluntary monetary liens encumbering the Properties;

(b)        An affidavit from each Seller stating that it is not a Foreign Persons under the Foreign Investment in Real Property Tax Act of 1980, in form and substance reasonably satisfactory to Buyer’s and Sellers’ counsel and otherwise in compliance with the Internal Revenue Code of 1986, as amended from time to time;

(c)        Form 1099 to be filed with the Internal Revenue Service;

(d)        A duly executed counterpart of a Closing Statement in form and content reasonably satisfactory to Buyer and Sellers;

(e)        Sellers’ Certificates.  A certificate from each Seller certifying to Buyer that all representations and warranties in Section 35.1 remain true and accurate on the date of the Closing;

(f)        Authority.  Evidence of the existence, organization and authority of the Sellers and of the authority of the persons executing documents on behalf of each Seller reasonably satisfactory to the underwriter of Buyer’s title policy pursuant to Section 35.1(a);

(g)        Approved New Leases and Notice to Tenants.  If applicable, pursuant to Section 33.4, the original Approved New Leases in Seller’s possession and an Assignment and Assumption of Leases executed, witnessed and acknowledged by Seller, together with a notice to tenant(s) executed by Seller that advises tenants of the sale of the Property;

(h)        Tenant Estoppels.  Estoppel certificates from all tenants at the Properties excluding Buyer pursuant to Section 33.5;

(i)         Title Affidavit.  A title affidavit for the benefit of Buyer’s title company substantially in a form customarily signed by Sellers; and

(j)         Such other documents contemplated by or provided for in this Agreement and customarily and reasonably required from sellers of property in the Commonwealth of Massachusetts and appropriate to this transaction, provided that such documents shall neither expand any obligation, covenant, representation or warranty of Sellers or result in any new or additional obligation, covenant, representation or warranty of Sellers under this Agreement beyond those expressly set forth in this Agreement, nor result in any cost or expense to Sellers.

3.2      On the Date of Closing, conditioned upon performance by Sellers hereunder, Buyer shall execute and deliver to Sellers:

(a)        A duly executed counterpart of a Closing Statement in form and content reasonably satisfactory to Buyer and Sellers; and

(b)        Such other documents contemplated by or provided for in this Agreement and customarily and reasonably required from buyers of property in the Commonwealth of Massachusetts and appropriate to this transaction.

4.         BUYER’S EXAMINATION OF THE PROPERTIES.

4.1      Buyer shall have until 5:00 P.M., Boston time, on the forty-fifth (45th) day following the Effective Date (the “Due Diligence Period”), to complete, at Buyer's sole cost and expense, such inspections, investigations, analysis, tests and review of the Properties desired by Buyer in its sole judgment and discretion, including, without limitation, relating to (i) the electrical, mechanical, plumbing, heating, cooling, ventilation, sewage, roof or other systems, utilities or structural components or integrity of the Properties; (ii) the presence or absence of pests and/or termites or damage resulting therefrom; (iii) the presence or absence of asbestos and/or any hazardous chemicals, materials, or substances in and about the Properties or any other environmental matter; (iv) compliance with any and all applicable federal, state, county, municipal and local, laws, codes, ordinances or regulations, including, without limitation, the Americans with Disabilities Act, building codes, zoning ordinances or by-laws; (v) the state of the title to the Properties; (vi) matters which would be disclosed by a survey of the Properties; (vii) the compliance with the provisions of any instrument referred to in 3.1 (a) hereto; and (viii) any other circumstance that may constitute a failure of the Properties to conform with the provisions of this Agreement (each, an “Inspection” and collectively the “Inspections”).  Notwithstanding any provision of this Section or any other provisions of this Agreement which may be to the contrary, Buyer shall not conduct any environmental or hazardous waste inspections beyond a "Phase I" audit unless and until (a) Buyer gives prior written notice to Sellers of the Property to be inspected of its desire to do so (which notice shall identify the nature and scope of the work to be performed), (b) Buyer provides liability insurance (and other insurance reasonably requested by each Seller of each Property to be inspected) relating to such work which is reasonably satisfactory to such Seller of the Property to be inspected and names the Seller of the Property to be inspected as additional insured, and (c) Seller of the Property to be inspected approves in writing the nature and scope of the work to be performed, such approval not to be unreasonably withheld, conditioned, or delayed, but to be conditioned on the execution of a commercially reasonable site access and indemnification agreement acceptable to Seller of the Property to be inspected and Buyer.

4.2      Buyer is hereby given a limited license to enter the Properties for the purpose of conducting the Inspections.  All Inspections requiring access to the Properties shall be in the presence of the Seller of the Property to be inspected or its designee.  Buyer shall give Seller of the Property to be inspected reasonable prior notice of all Inspections requiring access to the Property and use reasonable care in the course of the Inspections, and if the Property is disturbed, shall restore the Property to the condition preceding the Inspections.  Each entity conducting the Inspections requiring access to the Properties, shall maintain insurance which shall include commercial general liability on an occurrence basis with a combined single limit of $2,000,000 for property damage, bodily injury and personal injury.  Prior to accessing the Properties, each such entity shall provide Seller of the Property to be inspected with a certificate of insurance conforming to the foregoing.  The Inspections shall be performed in compliance with and subject to all laws and regulations.  In no event shall the Buyer or any person or entity conducting an Inspection (a) perform any intrusive physical testing, digging or penetration at the Properties (such as roof penetration or borings of the land), unless Buyer has obtained the prior written consent, as set forth above, of the Seller of the Property to be inspected, or (b) request any inspection of the Properties by any governmental authority, unless required by law and then only after providing Seller of the Property to be inspected with notice of, and opportunity to object to, same.  In the event this transaction does not close due to Buyer’s termination pursuant to Section 4.3 hereof, Buyer, at Sellers’ request, shall deliver to Sellers all third-party written inspections, examinations, evaluations, studies, tests, reports, surveys, reports, or other written matters obtained by Buyer and generated as a result of or in the course of the Inspections of the Properties, the delivery of which, however, is subject to any restrictions set forth in such studies, tests or reports regarding assignment, confidentiality and reliance.

4.3      After Buyer's Inspections as to the items set forth in the Section 4.1 of this Agreement, Buyer may, in its sole discretion, elect to terminate this Agreement for a material reason pertaining to the economic viability of completing this transaction (which is understood not to include any condition which has been affirmatively disclosed by Sellers and accepted by Buyer; and not to include latent defects that do not reasonably require repair within Buyer's first year of operation and, if so, which, in the aggregate, do not require more than $100,000 to repair), by giving written notice of termination to Sellers by the end of the Due Diligence Period. In such event, Sellers shall have the option to adjust the purchase price in the amount that the cost of said repairs exceeds the $100,000 in aggregate, and the transaction shall continue as if the Notice of Termination had not been served. If Sellers decline to do so, then the Notice of Termination shall be served upon the Sellers, in which event, the Deposit shall be returned to Buyer; and the parties shall have no further obligations under this Agreement, except for those obligations that survive this Agreement as expressly provided herein unless Buyer elects to waive the Notice of Termination in which event the parties shall mutually agree on a Closing Date.

4.4      If Buyer terminates this Agreement, as provided herein, Buyer shall promptly restore any portion of the Properties disturbed as a result of or in the course of the inspections, substantially to its condition immediately prior to the Inspections.  In no event shall any unsafe condition at the Properties be created by Buyer.

4.5      Title Review.  Sellers shall not be obligated to clear any encumbrances to or defects in title except for voluntary liens or mortgages of an ascertainable amount (“Sellers’

Liens”), which Sellers’ Liens each Seller shall cause to be satisfied at or prior to Closing (with each Seller having the right to apply the Purchase Price or a portion thereof for such purpose).  Notwithstanding the foregoing, prior to the expiration of the Due Diligence Period, Buyer may give notice (“Buyer’s Title Notice”) to Sellers of the existence of any encumbrances and defects in title to which Buyer objects and that are not Permitted Encumbrances (“Title Objections”).  Sellers shall, within five (5) business days from receipt of Buyer’s Title Notice, notify Buyer of those Title Objections that Sellers elect to attempt to remove or correct, provided that failure of Sellers to give said notice shall be deemed to mean that Sellers have elected not to remove or correct any Title Objections.  In the event Sellers elect to attempt to remove or correct Title Objections and by the later of the expiration of the Due Diligence Date or the date which is twenty (20) business days following Sellers’ receipt of Buyer’s Title Notice, Sellers have not arranged for removal or correction of said Title Objections, then Buyer shall either (i) terminate this Agreement by notice given within five (5) business days from the end of the foregoing period in which event the Deposit shall be promptly returned to Buyer, and the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof, or (ii) accept the condition of the title to the Properties as they then are, without diminution of the Purchase Price.  If Buyer fails to timely elect (i) above, then Buyer shall be deemed to have elected (ii) above.  Encumbrances and defects to title that are not included in Buyer’s Title Notice and those Title Objections that are accepted pursuant to this subsection shall be deemed to be Permitted Encumbrances.  Notwithstanding anything herein to the contrary, Sellers’ Liens shall not be deemed Permitted Encumbrances.  Recording fees for recording documents to discharge Title Objections and Sellers’ Liens shall be borne by Seller.  Any dispute as to any title issue or conveyancing practice remaining unresolved at the scheduled time for performance under this Agreement shall be resolved in accordance with applicable Standards or Practices of the Real Estate Bar Association of Massachusetts, to the extent applicable.

4.6      Subsequent Title Encumbrances.  Notwithstanding the provisions of Section 4.5 above, encumbrances or defects that first arise after the date and time of Buyer’s title commitment (“Subsequent Title Encumbrances”) shall not be deemed Permitted Encumbrances, provided Buyer notifies Sellers (“Buyer’s Subsequent Title Notice”) by the earlier to occur of (i) five (5) business days after it has notice of such encumbrance(s) or defect(s), and (ii) the Closing.  Failure to so notify Sellers shall cause Subsequent Title Encumbrances or defects to be deemed Permitted Encumbrances.  Sellers shall have five (5) business days from the date of Buyer’s Subsequent Title Notice to arrange for removal or correction of the Subsequent Title Encumbrances.  In the event Sellers have not arranged for removal or correction of the Subsequent Title Encumbrances within said five (5) business day period, then Buyer shall either (i) terminate this Agreement by notice given within five (5) business days from the end of the foregoing period in which event the Deposit shall be promptly returned to Buyer, and the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof, or (ii) accept the condition of the title to the Property as it then is, without diminution of the Purchase Price, whereupon the Subsequent Title Encumbrances shall be deemed to be Permitted Exceptions and the parties shall proceed to closing.  If Buyer fails to timely elect (i) above, then Buyer shall be deemed to have elected (ii) above.

4.7      Automatic Extension.  If necessary, the Closing Date shall be automatically extended to allow for the full time periods set forth in Subsections 4.5 and 4.6 above.

4.8      Buyer hereby acknowledges and agrees that if Buyer fails, or otherwise waives its right, to terminate this Agreement, as provided herein, then it shall be conclusively deemed that Buyer has accepted in all respects (i) the results of the Inspections; (ii) any defect, violation or matter existing as of the later of (1) the date of this Agreement, or (2) the date of the applicable Inspection; (iii) the condition of the Properties and their systems as of the date of each Inspection; (iv) the state of the title to the Properties as determined under Sections 4.5 and 4.6 above; (v) the compliance with the provisions of any instrument referred to in Section 3.1(a) hereto; and (vi) the conformity of the Properties with the provisions of this Agreement.  Buyer's failure to terminate this Agreement as provided in Section 4.3, 4.5 and 4.6 above, shall be deemed a waiver of Buyer's right to object to any title defects, violation, nonconformity or other matters contained herein other than matters arising after the later of (1) the date of this Agreement, or (2) the date of the applicable Inspection.  If Buyer has not timely terminated this Agreement as provided herein, then the Deposit shall become non-refundable except for Sellers’ failure or inability to perform its obligations hereunder.

4.9      Buyer shall not, without the written consent of Sellers, copy or deliver any document or test report made or received in connection with the Inspections or the purchase of the Properties to anyone other than, on a need to know basis, Buyer's employees, agents, attorneys, consultants, advisors, accountants and lender, and except for delivery to such persons, Buyer shall maintain the confidentiality and not disclose, prior to the acceptance of Sellers’ deeds and payment of the full Purchase Price, such documents, data and other information obtained in the course of this transaction, to any other person unless required by applicable law or court order.  As a prerequisite to the delivery of any such document or test report to a permitted third party, such party shall agree to the confidentiality and non-disclosure provision hereof.  In the event this transaction does not close due to Buyer’s termination of the Agreement pursuant to Section 4.3 hereof, Buyer promptly shall, upon Sellers’ request deliver to Sellers (subject to confidentiality and assignment restrictions contained therein) copies of all plans, studies, analyses, inspection reports, traffic studies, permit reviews, and other due diligence materials prepared for Buyer in connection with its contemplated purchase and sale of the Properties, all without representation as to accuracy or completeness.  Buyer shall not engage in any activity that could result in a lien being filed against the Properties.

4.10    Buyer (as used in this Section 4.10, Buyer shall include its agents, servants, employees, attorneys, lenders and contractors and such other individuals who come on or about the Properties at the request of Buyer) agrees to protect, defend, indemnify, exonerate and hold the each Seller harmless and indemnified against and from any all claims, costs, damages, liabilities, judgments, causes of action, expenses, fees, charges and related to the acts or omissions of Buyer which are in any manner connected with the Inspections or Buyer's activities on or about the Properties including, without limitation, claims for personal injury and/or property damage, and including all costs attorneys' fees.  Nothing herein shall relieve Sellers from responsibility for its own negligence or willful misconduct or the negligence or willful misconduct of its agents, servants, employees, attorneys, lenders or contractors.

4.11    The agreements in this Section 4 shall survive the termination of this Agreement, irrespective of the cause of termination, or the delivery of the deeds to the Properties.

5.         CLOSING.

5.1      Subject to the provisions of this Agreement, such deeds shall be delivered at ten o'clock A.M., Boston time, on  on February 26, 2020 (the "Date of Closing") at the offices of Seller's counsel, Nicholson, Sreter  &Gilgun, P.C., 33 Bedford Street, Suite 4, Lexington, MA 02420, or at such other place as is otherwise agreed upon in writing by the parties hereto.  On the Date of Closing possession of the Properties is to be delivered and the Properties in the same condition (with the exception of such change in condition resulting from such action or inaction attributable to Buyer) as they are at end of the Due Diligence Period, reasonable use and wear thereof excepted.  Buyer shall be given the opportunity to inspect the Properties within 72 hours of the closing to confirm the Properties compliance with terms set forth in this Section 5.1.

6.         CONDITION OF THE PROPERTIES.

6.1      Except to the extent of any express term or provision to the contrary herein, the Properties being sold hereunder are sold "AS IS", “AS SEEN” and “AS SHOWN”.  Buyer acknowledges, confirms and agrees that except as specifically set forth in this Agreement, neither Sellers nor any broker, agent, attorney or representative of Sellers, nor any other person purporting to act on behalf of Sellers (collectively “Seller Parties”) have made any statement, warranty or representation of any nature whatsoever, express or implied, regarding the character, quality, use, title, value, quantity or conditions of the Properties on which Buyer has relied in connection with Buyer’s decision to purchase the Properties.  By entering into this Agreement and by accepting the deeds and paying the Purchase Price, Buyer acknowledges that (a) it is familiar with, and has had free, full and complete access to the Properties and has had full opportunity to the extent it has desired to do so and as it has found necessary and prudent to fully inspect and review the Properties, including all buildings, systems, fixtures, equipment and other property located thereon; (b) it is fully satisfied with the physical condition thereof; (c) it has had free, full and complete access to and the opportunity to the extent it has desired to do so and as it has found necessary and prudent to fully inspect and review (i) the environmental condition of the Properties; (ii) the compliance of the Properties with applicable laws and (iii) such other engineering, legal, financial, accounting and other matters relating to or affecting the Properties as Buyer has found appropriate and Buyer hereby acknowledges it is fully satisfied with each of the foregoing matters; and (d) all representations understandings and agreements heretofore made by Seller Parties are merged in this Agreement, which alone fully and completely expresses the Agreement of the Parties.

6.2      Except with respect to a material breach by Sellers of any representation or warranty expressly contained herein, Buyer hereby waives, releases and forever discharges Seller Parties of and from any and all claims, actions, causes of action, demands, rights, damages, liabilities and costs whatsoever, direct or indirect, known or unknown, which Buyer now has or which may arise in the future, against Seller Parties. Except with respect to a material breach by Sellers of any representation or warranty expressly contained herein, Buyer hereby agrees not to assert any claim for contribution, cost recovery or otherwise against Seller Parties relating directly or indirectly to the physical condition of the Properties including, without limitation, the existence of oil, lead paint, or hazardous materials (as defined below), or substances on or under, or the environmental condition of, the Properties, whether known or unknown.  Buyer hereby releases Sellers, their Trustee, beneficiaries, agents, brokers, representatives, employees, successors and assigns, from any and all claims, demands and causes of action, past, present and future that Buyer may have relating to the condition of the Properties existing as of the date of this Agreement and by accepting and recording the deed and paying the Purchase Price as of the Date of Closing.  This release shall survive the Closing or the termination of this Agreement for any reason.

6.3      For the purposes of this Section 6, hazardous materials shall mean any substance which is or contains: (i) any "hazardous substance" as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as mended (42 U.S.C. Section 9601 "et seq.") or any regulations promulgated thereunder ("CERCLA"); (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder;  (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos-containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) mold, mildew, fungus or other potentially dangerous organisms: (ix) any putrescible or non-putrescible solid, semisolid, liquid or gaseous waste of any type; and (x) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes; codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Properties are located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Properties, the Properties or the use of the Properties relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic, hazardous substances or waste into the environment (including ambient air, surface water, ground water, land or soil).

6.4      Buyer’s agreements in this Section shall survive the termination of this Agreement and the delivery of the deeds to the Properties, irrespective of the cause of termination.

7.         TITLE, EXTENSION TO PERFECT TITLE OR MAKE PROPERTIES CONFORM.  If either Seller shall be unable to give title or to make conveyance or to otherwise close the transaction contemplated hereby, or to deliver possession of the one or both of the Properties, all as herein stipulated, or if at the time of Closing, one or both of the Properties does not conform with the provisions hereof, Sellers shall use reasonable efforts to remove any defects in title or to make the Properties conform with the provisions hereof, as the case may be, in which event the Date of Closing shall be extended to enable Sellers so to perform by one or more extensions, designated by Sellers, not to exceed a total of sixty (60) days or such shorter period as may be designated by Sellers in such notice; and if a shorter period than (60) days is so designated, Sellers may further extend the time for performance one or more times, by written notice, but in no event beyond such (60) day period.  Reasonable efforts as used herein shall not require Sellers to expend more than Fifty Thousand Dollars ($50,000) in the aggregate including legal fees and expenses to satisfy Sellers’ obligations under this Section; except that there shall be no dollar limit for monetary encumbrances voluntarily created by Sellers.

If at the expiration of the extended time the Sellers shall have failed so to remove any defects in title, deliver possession, or make the Properties conform, as the case may be, all as herein agreed, then the Buyer shall have the option to either (a) terminate this Agreement in which case the Deposit shall be refunded and all other obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto, except for those provisions surviving termination hereof, or (b) accept the Properties and the title in their then condition and to pay therefore the Purchase Price without deduction.

8.         USE OF PURCHASE MONEY TO CLEAR TITLE.  To enable Sellers to make conveyance as herein provided, Sellers may, at the time of delivery of the deed, use any portion of the Purchase Price to clear title of any or all encumbrances or interests, provided that all instruments so procured are recorded and filed simultaneously with the delivery of the deed or, in the case of institutional mortgages or municipal liens, provided that arrangements in accordance with customary conveyancing practices are made for a discharge to be promptly procured, recorded and filed after the delivery of the deed.

9.         ADJUSTMENTS AND PRORATIONS.  All real estate taxes for the then current fiscal period, monthly rent, security deposits, utilities (if not terminated as of the Closing) and water and sewer use charges shall be prorated and fuel value shall be adjusted as of the Date of Closing and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price payable by the Buyer at the time of delivery of the deed.  Notwithstanding anything herein to the contrary, no proration shall be made for rents delinquent as of the Closing Date (the “Delinquent Rents”).  Buyer shall make a good faith attempt (but Buyer shall not be required to institute suit or collection procedures) to collect the Delinquent Rents.  Sellers hereby waive their rights to bring suit against tenants to collect Delinquent Rents.  Amounts collected by Buyer from any tenant showing Delinquent Rents shall be applied first to current rents owed by such tenant and then to Delinquent Rents.  Any such amounts applicable to Delinquent Rents received by Buyer shall be forwarded to the applicable Seller within five (5) business days.  If the amount of said taxes is not known on the Date of Closing, they shall be apportioned on the basis of the amounts for the preceding year, with a reapportionment as soon as the new amounts can be ascertained.  If such taxes and assessments shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement.  All portions of any special taxes or assessments assessed prior to the Date of Closing which are due and payable prior to the Date of Closing shall be paid by Sellers and those portions of any such special taxes and assessments due and payable after the Date of Closing shall be paid by Buyer.

10.       COSTS.  Sellers and Buyer shall each pay all such expenses, charge or costs for which Sellers and Buyers, respectively, are customarily responsible in real estate transactions in Massachusetts.  Each party shall be responsible for the fees of its respective counsel.  Buyer shall be responsible for (a) the cost any title insurance premium and any special endorsements, and (b) the costs of any survey required to delete the pre-printed survey exception from the title insurance policy.

11.       INSURANCE.  Until the delivery of the deed the Sellers shall maintain Fire and Extended coverage insurance equal to the full replacement cost of the structures on the Properties.  Sellers shall not be obligated to assign to Buyer any fire, hazard, or liability insurance policies which it holds respecting the Properties and Sellers shall have the right to any and all refunds or rebates resulting from the termination of such policies.

12.       BROKER REPRESENTATION.  Sellers and Buyer hereby warrant and represent to each other that neither has dealt with any real estate agent, broker or finder, and neither party was called to the attention of the other as a result of any services or facilities of any such other real estate agent, broker or finder for which the other is responsible.  Each of the Sellers and Buyer agrees to indemnify, exonerate and hold the other harmless from all cost, damage or expense arising out of the breach of this representation.  The provisions of this Section shall survive the delivery of the deed hereunder.

13.       SELLERS’ PERFORMANCE.  The acceptance and recording of the deeds by Buyer shall be deemed to be a full performance and discharge of every agreement and obligation of Sellers herein contained and expressed, and Buyer agrees that there are no obligations of Sellers which survive this Agreement or are to be performed after the delivery of said deed other than the covenants contained in said deeds or in other documents delivered by Sellers to Buyer upon Closing.

14.       RECORDING PROHIBITED.  This Agreement shall not be recorded with the Registry or in any other office or place of public record.  If Buyer shall record this Agreement or notice thereof or cause the same to be recorded, Sellers may, at their option, elect to treat such as a default by Buyer under this Agreement.

15.       NO ASSIGNMENT.  Buyer shall not assign this Agreement or any rights hereunder without the prior written consent of the Sellers, it being understood that Sellers shall have the right to withhold such consent arbitrarily, or condition such consent upon the payment of additional monies.  If Buyer assigns or transfers this Agreement or any rights hereunder to any party, whether orally or in writing, or prior to the actual closing enters into any arrangement or agreement with one or more persons or entities not named herein, whether orally or in writing, for the transfer or resale of the Properties or any interest therein (other than a written commitment to obtain a bona fide purchase money mortgage) without Sellers’ prior written consent, this Agreement shall, at the sole option of the Sellers, become null and void, and all Deposits made hereunder shall be retained by the Sellers as liquidated damages.  Notwithstanding the above provisions of this Section 15 to the contrary, as the sole exception, Buyer may upon written notice to, but without the requirement of consent by Sellers assign this Agreement to an entity owned and controlled by Buyer.

16.       REMEDIES.

16.1    No representative of Sellers or Buyer shall have any personal liability in connection with this Agreement or the transaction contemplated hereby.

16.2    Sellers’ Remedies.  In the event that the Buyer defaults under this Agreement through no fault of the Sellers, then the Sellers shall be entitled to retain the entire Deposit.  The parties acknowledge that Sellers have no adequate remedy in the event of Buyer's default hereunder because it is impossible to compute exactly the damages which would accrue to the Sellers in such event.  The parties have therefore taken these facts into account in setting the amount of the Deposit hereunder and hereby agree that: (i) the Deposit is the best pre-estimate of such damages which would accrue to Sellers in the event of Buyer's default thereunder; (ii) said Deposit represents damages and not any penalty against Buyer; and (iii) if Buyer shall fail to fulfill Buyer's obligations hereunder, said Deposit shall be due the Sellers from the Buyer as its full damages in lieu of any and all other rights and remedies which Sellers may have against Buyer at law or in equity.  Nothing in this Section shall limit the express provisions of this Agreement obligating Buyer to indemnify Sellers or with respect to the restoration of the Properties pursuant to any provision of this Agreement requiring Buyer to do so.

16.3    Buyer’s Remedies.  If Sellers fail to perform their obligations pursuant to this Agreement for any reason except failure by Buyer to perform hereunder, or if prior to Closing any one or more of Sellers’ representations or warranties are breached in any material respect, Buyer shall provide Sellers with written notice, within fourteen (14) days of it first becoming aware of Sellers’ inability to perform or any material breach of Sellers’ representations or warranties, of its election, as its sole remedy, either to (i) terminate this Agreement  (ii) enforce specific performance, or (iii) waive said failure or breach and proceed to Closing.  Notwithstanding anything herein to the contrary, in the event that the Buyer provides Sellers with timely notice of its election to enforce specific performance but fails to file a lawsuit asserting such claim or cause of action in the county in which the Properties are located within two (2) months following the scheduled Closing Date, Buyer shall be deemed to have elected to terminate this Agreement.

16.4    Other Expenses.  If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Deposit as well as any escrow cancellation fees or charges and any fees or charges due to the title company for preparation and/or cancellation of any title commitment.

17.       TITLE AND PRACTICE STANDARDS.  Any matter or practice arising under or relating to this Agreement which is the subject of a Title Standard or a Practice Standard of the Massachusetts Real Estate Bar Association shall be governed by said Standard or Practice to the extent applicable and not inconsistent with the terms hereof.

18.       WAIVER.  No waiver of any breach of any agreement or provision contained herein shall be deemed waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

19.       TIME.  It is agreed that time is of the essence of this Agreement.

20.       GOVERNING LAW.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to its choice of law provisions.

21.       NOTICES  All notices, requests, consents and other communications required or permitted hereunder, if any, shall be in writing and hand delivered, mailed by first class mail, certified, return receipt requested, or sent via facsimile or electronic mail (EMAIL), and each such notice, request, consent or other communication shall be effective: (i) if hand delivered, when so delivered; (ii) if faxed or emailed, upon transmission with confirmed electronic receipt; or (iii) if mailed, three (3) days after the date of mailing.  Each such notice, request, consent and other communication shall be addressed as follows:

If to Seller:

C/O Black Forest Ventures, LLC

24 Waterway Avenue, Suite 225

The Woodlands, TX 77380

Email: jhitchcock@blackforestventures.com

with a copy (which shall not constitute notice) to:

Nicholson, Sreter & Gilgun, P.C.

33 Bedford Street

Lexington, MA  02420

Attn.: Frederick V. Gilgun, Jr., Esquire

Fax:  (781) 861-7875

Email: fgilgun@nsglawyers.com

If to Buyer:

Matthew C. Hoyer, Senior Corporate & Compliance Counsel

Bruker Corporation

40 Manning Road

Billerica, MA 01821

Phone: +1 978-663-3660 x1430

Mobile: +1 978-495-1113

with a copy (which shall not constitute notice) to:

David K. Moynihan, Esquire

Mclane Middleton Professional Association

300 TradeCenter, Suite 7000

Woburn, MA 01801

Direct: (781) 904-2722

Fax: (781) 904-2701

Email:  david.moynihan@mclane.com

Any party hereto may change their address or fax number for purposes of notice hereunder by providing appropriate notice in accordance with this Section 21.

22.       CONFIDENTIALITY.  Buyer and its, employees, agents and affiliates shall not make any announcements or disclosures of any information related to this Agreement (including, but not limited to, the Purchase Price) to outside brokers or third parties, before the Closing, without the prior written specific consent of the Sellers.  Notwithstanding the foregoing, Buyer may disclose this Agreement to its lenders, partners, investors, officers, employees and agents as necessary to perform their respective obligations hereunder or as required by law or in connection with any legal proceeding.

23.       FAX TRANSMISSIONS.  This Agreement may be transmitted between the parties by facsimile machine or by electronic transmission.  The parties intend that faxed signatures constitute original signatures and that a faxed Agreement or a signed portable document format (.pdf) copy of this Agreement containing the signatures (original, faxed or .pdf) of all parties is binding on the parties.

24.       COMPUTATION OF TIME.  Any reference in this Agreement to time periods of less than six days shall, in the computation thereof, exclude Saturdays, Sundays, and legal holidays.  Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a business day, in which event the period shall run to and include the next day which is a business day.

25.       SURVIVAL.  Except as otherwise specifically provided in this Agreement, all warranties and representations made by any party to this Agreement shall terminate and be of no further force or effect upon the Closing.

26.       NO PARTNERSHIP.  This Agreement does not constitute an agreement of partnership or joint venture and does not authorize Sellers to act as agent for Buyer for any purpose, nor authorize Buyer to act as agent for Sellers for any purpose.

27.       THIRD PARTIES.  This Agreement is not intended for the benefit of any third party, and no such other party may enforce any rights or obligations arising under this Agreement against any of the parties to this Agreement as a third-party beneficiary.

28.       ENFORCEMENT COSTS.  In any suit, action, or other proceeding, including arbitration or bankruptcy, arising out of or in any manner relating to this Agreement, including, without limitation, (a) the enforcement or interpretation of any party’s rights or obligations under this Agreement (whether in contract or tort, or both), or (b) the declaration of any rights or obligations under this Agreement, the prevailing party, as determined by the court or arbitrator, shall be entitled to recover from the losing party reasonable attorneys’ fees and costs.  All references in this Agreement to attorneys’ fees shall be deemed to include all fees incurred through all post-judgment and appellate levels and in connection with collection proceedings.  However, the term attorneys’ fees shall exclude fees for lawyers who are employees of a party.

29.       INTEGRATION.  This Agreement together with the exhibits of this Agreement, constitutes the entire agreement of the parties concerning the transactions contemplated by his Agreement.  All prior understandings and agreements between the parties concerning these matters are merged into this Agreement, which alone fully and completely expresses their understanding.

30.       AMENDMENTS.  This Agreement may not be amended except by a further agreement in writing duly executed by each of the parties to this Agreement.

31.       COUNTERPARTS.  This Agreement may be executed by the parties signing different counterparts of this Agreement, which counterparts together shall constitute the agreement of the parties.

32.       GENERAL PROVISIONS.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and their respective permitted successors and assigns.  The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope of this Agreement or any part hereof.  The submission of this document for examination and negotiation does not constitute an offer to sell, or a reservation of, or option for, the Properties, and this document shall become effective and binding only upon the execution and delivery hereof by both the Sellers and Buyer.

33.       TENANTS

33.1    Sellers warrant and represent that attached hereto as Exhibit B is a complete list of all tenants, the Property and unit they occupy, the rent they pay, and the amount of any prepaid rent, the security deposit paid by each tenant, and whether the tenant is in default of the lease (the “Tenants”).  Sellers agree to notify Buyer of any change in the status of any tenant up to the date of the Closing.  Sellers further warrant and represent that they have provided Buyer with a copy of the all active written leases pertaining to the Properties.

33.2    Buyer agrees to take subject to the rights of the Tenants and assume all obligations under any Tenant leases.  The parties agree to prorate the rent paid for the month in which the Closing occurs and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price payable by the Buyer at the time of the Closing.

33.3    Pursuant to the terms of its leases with Orbotech, Inc, and Omni Design Technologies, Inc., 44 Manning Trust is entitled to monthly payments as reimbursement of costs incurred by 44 Manning Trust in improving the leased premises for these tenants (the “Tenant Improvement Costs”).  At the time of the Closing, the Buyer shall pay to 44 Manning Trust the amount of Fifty-Five Thousand dollars ($55,000) as full satisfaction of any amounts owed by Buyer to 44 Manning Trust for reimbursement of Tenant Improvement Costs..

33.4    During the pendency of this Agreement, Sellers shall not enter into any leases or occupancy agreements, amendments or modification to any existing leases that would be binding on Buyer after the Closing without Buyer’s prior written consent, which consent shall be approved or rejected in Buyer’s sole and absolute discretion (to the extent such leases are executed and approved by Buyer, they are sometimes referred to as “Approved New Leases” and included in the defined term “Leases”).  If approved by the Buyer, Buyer hereby agrees to assume the obligation to pay any and all brokerage commissions that may become due and payable from and after the Effective Date in connection with the execution of any Approved New Leases pursuant to commission agreements approved by Buyer, which approval shall not be unreasonably withheld and Buyer agrees to indemnify and hold harmless Sellers against payment of the same.

33.5    Estoppel Certificates:  Sellers shall use their best efforts to obtain by the Closing Date estoppel certificates signed by all tenants and parties in possession of the Properties, such certificates to certify that each lease or occupancy agreement is unmodified and in full force and effect, that the landlord or tenant under each lease or occupancy agreement has no knowledge of any defense, offsets or counterclaims against the other, that all rent and any other charges and other covenants under each lease or occupancy agreement (or if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which rent and other charges have been paid and a statement that the landlord or tenant is not in default thereunder (or if in default the nature of such default in reasonable detail).  Any such statement delivered pursuant to this Section may be relied upon by Buyer or any mortgagee of the Properties.

33.6    In addition, Sellers shall assign to Buyer all leases, all security deposits and prepaid rents being held by the Sellers to the Buyer at the Closing.

34.       OPERATIONS AND RISK OF LOSS.

34.1    Ongoing Operations.  From the Effective Date through Closing:

(a)        Operation of the Properties.  Sellers will operate the Properties in the ordinary course of business consistent with their prior practice.

(b)        Service Contracts.  Sellers will perform their material obligations under the Service Contracts.

(c)        New Contracts.  Sellers will not enter into any contracts that will be an obligation affecting the Properties subsequent to the Closing, except contracts entered into in the ordinary course of Sellers’ businesses, and approved by the Buyer in its reasonable discretion.

(d)        Maintenance of Improvements.  Subject to Sections 34.2 and 34.3, Sellers shall maintain all Improvements substantially in their present condition (ordinary wear and tear, casualty and condemnation excepted) and in a manner consistent with Sellers’ maintenance of the Improvements during Sellers’ period of ownership.

34.2    Risk of Loss. Until the Closing, the risk of loss by fire or other casualty to the Properties, and liability for personal injury or damage to property of others at the Properties, shall be borne by Sellers, except as expressly provided for herein.  If prior to Closing the Properties are damaged by fire or other casualty, Sellers shall estimate the cost to repair and the time required to complete repairs and will provide Buyer written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

(a)        Material Damage.  In the event of any Material Damage, as hereinafter defined, to or destruction of the Properties or any portion thereof prior to Closing, Buyer may, at its sole option, terminate this Agreement by giving written notice to the Sellers on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Buyer (and, if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to give such notice and to obtain insurance settlement agreements with Sellers’ insurers).  Upon any such termination, the Deposit shall be promptly returned to Buyer and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement.  If Buyer elects not to terminate this Agreement, as evidenced by its failure to deliver timely written notice of termination to the Sellers within said thirty (30) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Sellers (or Seller if the Casualty is to one Property) shall credit Buyer with the applicable deductible or retention and assign to Buyer, without representation or warranty by or recourse against Sellers, all of Sellers’ rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Sellers as a result of such damage or destruction, and Buyer shall assume full responsibility for payment of any deductible or retention as well as for all needed repairs.  For the purposes of this Agreement, “Material Damage” or “Materially Damaged” means damage which, in Sellers’ reasonable estimation, exceeds $150,000.00 to repair or which, in Sellers’ reasonable estimation, will take longer than ninety (90) days to repair.

(b)        No Material Damage.  If the Properties are not Materially Damaged, then Buyer shall not have the right to terminate this Agreement, and Sellers shall, at its option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Buyer, or (ii) credit Buyer at Closing for the reasonable cost to complete the repair (in which case Sellers shall retain all insurance proceeds and Buyer shall assume full responsibility for all needed repairs).

34.3    Condemnation.  If proceedings in eminent domain are threatened or instituted with respect to the Properties or any portion thereof, Sellers shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof.  If the Properties (or a Property) are subject to a Major Condemnation, as hereinafter defined, Buyer may, at its option, by notice to Sellers given within ten (10) days after Sellers notifies Buyer of such proceedings (and if necessary the Closing Date shall be automatically extended to give Buyer the full ten-day period to make such election), either: (i) terminate this Agreement, in which case the Deposit shall be promptly returned to Buyer upon return and/or delivery of the Property Documents from Buyer to Sellers, and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Sellers shall, at the Closing, assign to Buyer their entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter.  If Buyer does not give Sellers written notice of its election within the time required above, or if the condemnation is not a Major Condemnation, then Buyer shall be deemed to have elected option (ii) above.  For purposes of this Agreement, “Major Condemnation” means any condemnation or eminent domain proceedings that occurs after the Effective Date, if and only if the portion of the Properties that is the subject of such proceedings has a value in excess of $150,000.00, as determined by the demand or pleading of the condemning authority.

35.       REPRESENTATION AND WARRANTIES.

35.1    Sellers’ Representations and Warranties.  Sellers represent and warrant to Buyer the following:

(a)        Organization and Authority.  Sellers are duly organized, validly existing, and in good standing in the state in which each was formed, with the authority to do business in the Commonwealth of Massachusetts.  Sellers have the full right and authority and have obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Sellers at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of each Seller.

(b)        Conflicts and Pending Actions.  There is no agreement to which a Seller is a party or, to each Seller’s knowledge, that is binding on a Seller that is in conflict with this Agreement.  To each Seller’s knowledge, there is no action or proceeding pending or threatened against a Seller or relating to the Property that challenges or impairs the Seller’s ability to execute or perform its obligations under this Agreement.  Each Seller warrants and covenants that it has not entered into any other contract to sell its Property or any part thereof which is currently in effect.

(c)        Service Contracts.  To Sellers’ knowledge, the list of Service Contracts on Schedule 4(e) is correct and complete as of the date of its delivery.

(d)        Notices from Governmental Authorities.  To Sellers’ knowledge, Sellers have not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Properties, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents.

(e)        Patriot Act Representation.  Sellers are not, and will not be, a Person with whom Buyer is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, the “Anti-Terrorism Laws”), including persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

(f)        No Violation of Agreements, Orders, Etc.  The execution and delivery of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby will not violate any judgment, order, injunction, or decree to which each Seller or each Seller’s Property is subject.

(g)        Employees.  If applicable, each Seller shall comply with any and all requirements relating to that Seller’s employees as required pursuant to the Worker Adjustment and Retraining Notification Act (WARN Act).

(h)        Violations of Law.  Sellers have not received written notice from any governmental authority of any material violation of any federal, state, county or municipal laws, ordinances, orders, regulations and requirements affecting the Properties or any portion thereof (including the conduct of business operations thereon) which are unresolved.  In addition, except as may be included in the Property Documents or otherwise disclosed in writing to Buyer, Sellers have not received any written notice from any governmental authorities with respect to (i) any special assessments or proposed increases in the assessed value of the Properties; (ii) any condemnation or eminent domain proceedings affecting the Properties; or (iii) any violation of any zoning, health, fire safety or other law, regulation or code applicable to the Properties which remains outstanding.

(i)         Leases.  Except for the Approved Leases, there are no other leases, rental agreements, licenses, license agreements or other occupancy agreements or amendments or modifications thereto or any guaranties with tenants or occupants in effect for the Properties.  The terms of all Approved Leases expire on the dates set forth for such expiration in the rent roll hereto.  To each Seller’s knowledge, each Lease is in full force and effect, and no rent has been paid more than one month in advance.  To each Seller’s knowledge, except as may be described in attached hereto, there exists no material default by each Seller or any tenant under any of the Leases and each Seller has not sent to, or received from, any tenant any written notice under any of the Leases claiming that any tenant or such Seller is in default of its obligations under any of the Leases other than defaults that have been cured.  Each Seller has provided Buyer with full and complete copies thereof, including any amendments or modifications.  All work required to be performed by landlord for tenants pursuant to the Leases have been fully completed in a lien-free manner and in accordance with the requirements set forth in the Leases, if any, and any construction allowance or similar payment required from landlord to tenants pursuant to the Leases, if any, has been paid in full to tenants.

(j)         Bankruptcy.  No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Sellers’ knowledge, threatened, against Seller.

(k)        Options or Rights of First Refusal.  Sellers have not granted any option, right of first refusal or first opportunity to any party to purchase any interest in the Properties or any portion thereof.

(l)         Tax Returns.  Sellers have filed all federal and state tax returns required by any applicable state and federal taxing authority.

35.2    Buyer’s Representations and Warranties.  Buyer represents and warrants to Sellers the following:

(a)        Organization and Authority.  Buyer has been duly organized, is validly existing, and is in good standing in the state in which it was formed.  Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and, subject to a final vote by  the Buyer’s Audit Committee, the right and authority to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Buyer.  Notwithstanding the foregoing, in the event Buyer does not obtain a final vote of the Buyer’s Audit Committee prior to expiration of the Due Diligence Period, authorizing the purchase of the Properties, then, upon written notice by Buyer to Seller delivered no later than the day following the expiration of the Due Diligence Period of Buyer’s election to terminate this Agreement, this Agreement shall be deemed terminated and of no further force or effect and Buyer shall be entitled to return of the Deposit and neither party shall thereafter have recourse against the other.

(b)        Conflicts and Pending Action.  There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement.  To Buyer’s knowledge, there is no action or proceeding pending or threatened against Buyer that challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

(c)        Patriot Act Representation.  Buyer is not, and will not be, a Person with whom Sellers are restricted from doing business with under the Anti-Terrorism Laws, including persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

(d)        Post-Closing Liability.  Sellers agree to indemnify Buyer against and hold Buyer harmless from any loss, damage, cost (including, without limitation, reasonable attorneys’ fees) or liability which Buyer may incur as a consequence of Sellers’ breach of any of representations and warranties contained in Section 35.1 contained herein in any material respect.  Buyer shall be deemed to have waived any claim of breach of representations and warranties contained in Section 35.1 which Sellers identify in the Sellers’ Certificate if Buyer elects to close.  This indemnification obligation shall survive the Closing for a period of six (6) months (the “Survival Period”).  Notwithstanding anything contained in this Agreement, Buyer shall not assert, and Sellers shall have no liability for, any claim against Sellers for breach(es) of said representations and warranties in this Agreement (except in the event of fraud or intentional acts by Seller), unless and until such claims shall exceed Ten Thousand Dollars ($10,000.00) in aggregate, and thereafter, Buyer may assert against Sellers any of such claims so aggregated to exceed such $10,000 threshold in their full amount, beginning with the “first dollar” of any such claims.

36.       AUTHORIZATION TO SIGN MODIFICATIONS AND NOTICES.  In order to facilitate the execution and delivery of certain documents contemplated hereby, the parties grant to their respective attorneys the actual authority to execute and deliver on each party’s behalf any (a) agreement modifying the time for the performance of any event hereunder, or (b) any notice that may be given under this agreement, and the parties may rely upon the signature of such attorneys (including faxed and/or scanned signatures) unless they have actual knowledge that a party has disclaimed the authority granted herein.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed, as a sealed instrument, the day and year first above written.

SELLER:	BUYER:

44 Manning Road Realty Trust	Bruker Corporation

/s/ DIRK D. LAUKIEN	/s/ GERALD N. HERMAN
By: Dirk D. Laukien, Trustee	By: Gerald N. Herman

/s/ FRANK H. LAUKIEN	Its: Chief Financial Officer
By: Frank H. Laukien, Trustee

SELLER:

Umbrina Associates

/s/ DIRK D. LAUKIEN
By: Dirk D. Laukien, Trustee

/s/ FRANK H. LAUKIEN
By: Frank H. Laukien, Trustee

EXHIBIT “A”

Parcel A – 44 Manning Road, Billerica, MA

The land situated in Billerica, Middlesex County, Massachusetts known and numbered as 44 Manning Road, bounded and described as follows:

The premises known as Lot 10 on a plan entitled, “Plan of Land in Billerica, Mass. Prepared for 128 Associates” dated April 2, 1981, by Fleming, Bienvenu & Associates, Inc., Engineers

& Surveyors, recorded with Middlesex North Deeds in Plan Book 134, Plan 3.

The Premises have the benefit of the following:

1.   All rights and licenses appurtenant thereto, including without limitation that Grant of Easement from the Town of Billerica concerning property adjoining Columbia Road contained in the instrument dated May 28, 1981, recorded with said Deeds in book 2481, Page 488, together with all rights and easements appurtenant to said premises to maintain and use a portion of the instrument recorded with said Deeds in book 2338, Page 307, pursuant to the terms and conditions of that Grant of Easement from the Trustees of The 128 Trust dated June 4, 1981, recorded with said Deeds in Book 2481, Page 514.

2.   The right to use Manning Road in common with others entitled thereto for all purposes for which ways are commonly used in the Town of Billerica.

3.   The benefit of that Grant and Declaration of Common Easements and Restrictions dated June 4, 1981, among Spaulding and Slye Corporation, James A. Progin and Peter M. Small as Trustees of Manning Park Realty Trust and Arthur L. Glynn recorded with said Deeds in Book 2481, Page 532, as amended by Instrument dated November 2, 1983 recorded with said Deeds in book 2682, Page 266 and as affected by Certificate Regarding Designation of Enforcement Entity Under Grant and Declaration of Common Easements and Restrictions dated November 13, 1984, recorded with said deeds on November 13, 1984 in Book 2890, Page 209.

4.   The benefit of that Grant of Easement between Spaulding and Slye Corporation, James A. Progin and Peter M. Small as Trustees of Manning Park Realty Trust, dated November 6, 1981, recorded with said Deeds in Book 2508, Page 741, as amended by Amendment to Grant of Easement dated November 13, 1984, recorded with said Deeds on November 13, 1984, in Book 2890, Page 205.

Parcel B – 15 Fortune Drive, Billerica, MA

The land in Billerica, Middlesex County, Massachusetts, situated on the Southwesterly side of Fortune Drive, shown as lot 4A on a plan entitled “Plan of Land in Billerica, Mass. Prepared for 128 Trust Scale” 1 in. = 100 ft. Jan. 17, 1974, Emmons, Fleming & Bienvenu, Inc.

Engineers and Surveyors, Billerica, Mass.” recorded with Middlesex North District Registry of Deeds in Book as Plan 77 in Book of Plans 118, bounded according to said plan as follows:

WESTERLY	by said Fortune Drive, 200.00 feet;

SOUTHEASTERLY	by Lot 5 on said plan, 304.40 feet;

SOUTHERLY	by land n/f O’Connor in six courses measuring 137.87 fee, 115.25 feet, 59.53 fee, 24.54 fee, 81.71 feet, and 113.22 feet, respectively;

WESTERLY	by land of n/f Donati & Ravasini in three courses measuring 24.65 feet, 131.89 feet, and 76.28 feet, respectively;

NORTHERLY	by Lot C on said plan, 273.29 feet; and

NORTHWESTERLY	by Lot B shown on said plan, 336.35 feet.

Said Lot 2 contains 61,483 square feet and said Lot 3 contains 77,279 square feet, according to said plan.

For title see deed of Robert P. Nordblom and George Macomber, Trustees of Normac-Billerica Associates II, dated December 17, 1987 recorded with Middlesex North District Registry of Deeds, Book 4354, Page 101.

EXHIBIT B

matt

44 Manning Road, Billerica, MA

TENANT LIST

		Monthly Rent	Prepaid	Security	Default
Suite#	Tenant Name	as of October 2019	Rent	Deposit	Status
100	Liquid Pixels	$6,161.54	$-	$11,041.42	None
101	PureHoney	$6,443.38	$-	$12,500.00	None
102	OmniDesign	$2,244.67	$-	$-	None
104	Bioview	$3,236.33	$-	$-	None
105	iambiotech	$5,180.83	$-	$9,843.58	None
106	Arntec	$1,372.75	$-	$4,118.25	None
200	Orbotech	$7,939.33	$-	$-	None
201	Edge Embossing	$13,404.00	$-	$62,432.84	None

			$-	$99,936.09

It appears we potentially never received the $9,843 which appears in lease, Transwestern is confirming and reaching out to Tenant.